EXHIBIT 15




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 23, 2001, on our reviews of interim consolidated financial information of Minnesota Mining and Manufacturing Company and Subsidiaries (the Company) for the three-month periods ended March 31, 2001 and 2000, and included in the Company's Form 10-Q for the quarter ended March 31, 2001, is incorporated by reference in the Company's registration statements on Form S-8 (Registration Nos. 33-14791, 33-49842, 33-58767, 333-26957,
333-30689, 333-30691, 333-44760 and 333-44692), Form S-3 (Registration Nos.
33-48089, 333-42660 and 333-48922), and Form S-4 (Registration No. 333-49830).




/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP





St. Paul, Minnesota
April 30, 2001


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